Exhibit 10.1

                      [ARMADA SPORTS & ENTERTAINMENT LOGO]

                        254 S Ronald Reagan Blvd, Ste 134
                               Longwood, FL 32750
                                  321-295-7816
                               866-773-8630 (efax)

October 7, 2011

Mrs. Mary Beck
Via Email

RE: Letter of Appointment

Dear Mary:

This letter shall constitute as an appointment to the Board of Directors of Armada Sports & Entertainment (DOMK) as a member. Among other lines of business, the company is developing a series of golf events known as The Golf Championships, which are made for television niche sports programming.

The terms of your engagement would be as follows:

1. The commence date of your engagement as a director would be October 15, 2011 for a term ending on October 14, 2012.

2. Your responsibilities as a director shall be to render the following services to the Company:

     *    You would attend quarterly telephonic meetings of the board
     *    You would attend in person, the annual meeting of the board
     * You would attend an initial telephonic conference with other board members for introductory purposes
     * You would leverage and/ or provide opportunities as a result of your experience, background and relationships developed over the years to maximize the economic benefit to the company and its shareholders.

4.   Your compensation for service as a member of the board will be as follows:
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     *    Cash compensation of $25,000 annually, payable in four quarterly installments beginning with the quarter ending January 31, 2012.
     * Stock compensation of 100,000 shares of restricted common stock. Stock options of the company will be granted as determined by mutual agreement.
     * An all-expenses paid trip for you and a Guest to the site of the annual meeting of the Board, to be held at the location of one of the Company's events.
     * Future service compensation beyond the term of this appointment will be based upon the financial and market status of the company at that time.

5. The Company shall maintain D&O Insurance of $5M during the term of your service as a member of the Board of Directors. Upon your acceptance, a copy of our D&O binder will be sent to you.

If these terms are acceptable, please indicate your acceptance below and return to me either by PDF file or by fax to 407-349-1511.

Also, please forward the following when you return the letter acceptance:

A picture and approved bio to be used in our corporate materials. A JPEG or GIF file is preferred.

I look forward to receiving your acceptance of the appointment and moving forward on this exciting project with you.

Sincerely,                                   Accepted:


/s/ Tom Kidd                                 /s/ Mary Beck
-----------------------------------          -----------------------------------
Tom Kidd, CEO                                Mary Beck
Chairman